James W. Hall Named Acting CEO During Robert M. Jelenic’s Leave of Absence

Yardley, PA – Journal Register Company (NYSE: JRC) today announced that James W. Hall, an independent director of the Company, will assume the position of Acting CEO, while current Chairman and CEO Robert M. Jelenic takes a leave of absence to undergo treatment for cancer.

Mr. Hall has set up an Operating Committee to work with him on the day to day operations of the Company. This Committee is composed of three Journal Register senior executives, including Julie A. Beck, Senior Vice President and Chief Financial Officer; Edward S. Condra, Senior Vice President, Operations in charge of the Company’s Greater Philadelphia, Connecticut and two New York clusters, located in the Mid-Hudson and Capital-Saratoga regions; and Scott A. Wright, Senior Vice President, Operations in charge of the Company’s Michigan and Greater Cleveland clusters.

“Bob is optimistic about his treatment regimen,” said Mr. Hall. “We will of course give him all the time he needs to treat his illness. In the meantime, I will be working with Julie, Ed and Scott to maintain our focus on implementing the Company’s business plan.”

Mr. Jelenic stated, “While I am clearly disappointed in my doctors’ recent findings, I am very optimistic that my course of treatment will be successful, and I greatly appreciate the support of my family, friends, the Board and business colleagues as I focus my time on getting well. I look forward to returning to Journal Register, but, in the meantime, I know the Company is in the experienced and capable hands of people who know our strategy and operations.”

From 1990 to 2002, Mr. Hall was Senior Vice President & Chief Investment Officer –and, effectively, the Chief Operations Officer – of Working Ventures Canadian Fund Inc., a start-up of a new mutual fund asset class that he helped build into the largest investment fund of its kind in Canada. Prior to that, Mr. Hall was a Vice President at Lloyds Bank Canada, where he ran the coast-to-coast investment recovery management unit as well as the Toronto Main Branch. Mr. Hall has been a director at Journal Register since July 2003. He is also a director at Indigo Books & Music Inc., TerraVest Income Fund, and Global Credit Pref Corp. He is Chairman of the Board of Adventus Intellectual Property Inc., and Sole Trustee of OMERS Trust. Mr. Hall holds an HBA from the Richard Ivey School of Business, University of Western Ontario.

About Journal Register Company

Journal Register Company is a leading U.S. media company. Journal Register Company owns 22 daily newspapers and 345 non-daily publications. Journal Register Company currently operates 226 individual Web sites that are affiliated with the Company's daily newspapers, non-daily publications and its network of employment Web sites. These Web sites can be accessed at www.JournalRegister.com. All of the Company’s operations are strategically clustered in six geographic areas: Greater Philadelphia; Michigan; Connecticut; Greater Cleveland; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company owns JobsInTheUS, a network of 19 premier employment Web sites.

For more information:	Journal Register Company
	Julie A. Beck, Senior Vice	790 Township Line Road
	President & Chief Financial Officer	Yardley, PA 19067
	Tel: (215) 504-4200	Fax: (215) 504-4201